BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
406 Lippincott Drive
Suite J
Marlton, New Jersey 08053
(856) 346-2828 Fax (896) 346-0022

December 6, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 4, 2007, to be filed by our former client, Stratos Renewables Corporation (formerly New Design Cabinets, Inc.). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Bagell, Josephs, Levine & Company LLC

Bagell, Josephs, Levine & Company, L.L.C.